Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT

Gregory F. Hughes

Chief Financial Officer

(212) 594-2700

SL GREEN REALTY CORP. ANNOUNCES ITS 7TH CONSECUTIVE ANNUAL DIVIDEND INCREASE WITH AN 11.1% INCREASE IN ITS COMMON DIVIDEND

New York, NY – December 2, 2005 - SL Green Realty Corp. (NYSE: SLG) today reported that its Board of Directors has declared a dividend of $0.60 per common share for the quarter ending December 31, 2005, an increase of $0.06 or 11.1% per common share. The dividend is payable January 16, 2006 to shareholders of record on the close of business on December 30, 2005.

The Board of Directors also declared dividends on the Company’s Series C and D Preferred Stock for the period October 15, 2005 through and including January 14, 2006, of $0.4766 and $0.4922 per share, respectively.  Dividends are payable January 16, 2006 to shareholders of record at the close of business on December 30, 2005.  Distributions reflect the regular quarterly dividends, which are the equivalent of an annualized distribution of $1.9064 and $1.9688, respectively.

# # #

Company Profile

SL Green Realty Corp. is a self-administered and self-managed real estate investment trust, or REIT, that predominantly acquires, owns, repositions and manages a portfolio of Manhattan office properties. The Company owns 28 office properties totaling 18.2 million square feet. SL Green’s retail space ownership totals 173,000 square feet at 5 properties.  The Company is the only publicly held REIT that specializes exclusively in this niche.

To be added to the Company’s distribution list, or to obtain the latest news releases and other Company information, please visit our website at www.slgreen.com or contact Investor Relations at 212-216-1601.

Forward-looking Information

This press release contains forward-looking information based upon the Company’s current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial office real estate markets in New York, competitive market conditions, unanticipated administrative costs, timing of leasing income, general and local economic conditions, interest rates, capital market conditions, tenant bankruptcies and defaults, the availability and cost of comprehensive insurance, including coverage for terrorist acts, and other factors, which are beyond the Company’s control. We undertake no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company’s filing with the Securities and Exchange Commission.